                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant X
Filed by a Party other than the Registrant [_]

Check the appropriate box:
 X   Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant Under Rule 14a-12

                            The Netplex Group, Inc
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
 X   No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------------

     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

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

                            THE NETPLEX GROUP, INC.
                    1800 ROBERT FULTON DRIVE, SECOND FLOOR
                         RESTON, VIRGINIA  20191-9992
                                  ___________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          to be held on June 30, 2000
                                  ___________

To The Shareholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of THE NETPLEX GROUP, INC., a New York corporation ("Netplex" or the "Company"), will be held at the Executive Conference Center, 8201 Greensboro Drive, McLean, Virginia 22102, on June 30, 2000, at 10:00 a.m., local time, for the following purposes:

          1. To elect two (2) members of the Board of Directors to serve for three year terms or until their successors have been duly elected and qualified.

          2. To approve an amendment to the Articles of Incorporation of the Company, as previously amended (the "Articles of Incorporation"), to increase the number of authorized shares of common stock of the Company, par value $.001 per share (the "Common Stock") from 40,000,000 shares to 100,000,000 shares.

          3. To ratify the selection of Grant Thornton LLP as our auditors for the year ending December 31, 1999 and to approve the selection of Grant Thornton LLP as our auditors for the year ending December 31, 2000.

          4. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on May 12, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Only shareholders of record on the stock transfer books of Netplex at the close of business on that date are entitled to notice and to vote at the Meeting.

                              By Order of the Board of Directors



                                    ROBERT M. SKELTON
                                    Secretary
  Dated:  May 15, 2000

            WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING
              YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE
               ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED,
                      WHICH REQUIRES NO POSTAGE IF MAILED
                             IN THE UNITED STATES.
                            THE NETPLEX GROUP, INC.
                    1800 ROBERT FULTON DRIVE, SECOND FLOOR
                         RESTON, VIRGINIA  20191-9992

                                  ___________

                                PROXY STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF SHAREHOLDERS
                                 June 30, 2000

                                  ___________


                                 INTRODUCTION

     This Proxy Statement is being furnished to shareholders by the Board of Directors of The Netplex Group, Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies for use at the 2000 Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the Executive Conference Center, 8201 Greensboro Drive, McLean, Virginia 22102, on June 30, 2000, at 10:00 a.m., local time, or at any adjournments thereof.

     The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to shareholders is May 19, 2000.

                       RECORD DATE AND VOTING SECURITIES

     Only shareholders of record at the close of business on May 12, 2000, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof. As of the close of business on the Record Date, there were outstanding __________ shares of the Company's common stock, $.001 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                               VOTING OF PROXIES

     Shares of Common Stock represented by a proxy which is properly executed, duly returned and not revoked (a "Proxy") will be voted in accordance with the instructions contained therein. If no instruction is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) For the election as Directors of the persons who have been nominated by the Board of Directors to serve for three year terms as set forth in Proposal I and until their successors have been duly elected and qualified, (ii) For approval of the amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 shares to 100,000,000 shares, (iii) For ratification of Grant Thornton LLP as our auditors for the year ending December 31, 1999, and for approval and ratification of Grant Thornton LLP as our auditors for the year ending December 31, 2000, and (iv) at the discretion of the person or persons voting the Proxy with respect to any other matter that may properly be brought before the Meeting. The execution of a Proxy will in no way affect a shareholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a shareholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the shareholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mail, proxy solicitation may be made personally or by telephone, or telegraph by officers, directors and employees of the Company. The Company will, upon request, reimburse banks, brokerage firms and other custodians for their reasonable expenses in sending soliciting material to the beneficial owners of shares of Common Stock.


                              SECURITY OWNERSHIP

The following table sets forth information concerning ownership of the Company's Common Stock, as of March 31, 2000, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each nominee for Director, each executive officer, and by all directors and executive officers of the Company as a group.

         Name of Beneficial Owner             Number of Shares of Common Stock
                                                   Beneficially Owned(1)
                                                Number               Percent
                                                ------               -------
Gene Zaino                                   1,938,350(2)              10.9%
The Netplex Group, Inc.
1800 Robert Fulton Drive, Second Floor
Reston, Virginia  20191

Kern Capital Management, LLC                 1,390,200                  7.8%
114 West 47/th/ Street, Suite 1926
New York, NY 10036

Waterside Capital Corporation                  956,264(3)               5.4%
300 East Main Street
Suite 1380
Norfolk, VA 23510

Pamela Fredette                                100,000(4)                 *
Robert Skelton                                  77,047(5)                 *
Richard Goldstein                               30,000(6)                 *
Steve Hanau                                     15,000(6)                 *
J. Alan Lindauer                                12,500(7)                 *
Walton E. Bell, III                             61,666(8)                 *
All directors and                            2,234,578(9)              12.5%
   executive officers as a
   Group (7 persons)


   ________________
   *Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and, unless otherwise indicated, includes sole voting and investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the outstanding Common Stock beneficially owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage beneficially owned by any other person. Based solely on a review of Schedules 13G and 13D that have been filed and delivered to the Company, the Company is not aware of any 5% beneficial holders of its Common Stock, other than the persons specified in the table above.

(2) Includes 673,420 shares of Common Stock, subject to currently exercisable options and warrants.

(3) Consists of 656,264 shares that would result from the conversion of the Company's Class C Convertible Preferred Stock and 300,000 Common Stock purchase warrants.

(4) Holds options to purchase 365,000 shares of Common Stock, of which 100,000 are currently exercisable.

(5) Includes 75,000 shares of Common Stock subject to currently exercisable options.

(6) Includes 15,000 shares of Common Stock subject to currently exercisable options.

(7) Consists of 7,500 shares of Common Stock subject to currently exercisable options and 5,000 shares of Common Stock owned.

(8) Holds options to purchase 110,000 shares of Common Stock, of which 36,666 are currently exercisable and 25,000 options that are exercisable within 60 days.

(9) Includes 947,586 shares of Common Stock subject to currently exercisable options and warrants.


Executive Officers

The following table sets forth the names and ages of all executive officers, the positions and offices with the Company held by each executive officer and the period served:

Name                       Age   Title                            Period Served
----                       ---   -----                            -------------
Gene Zaino                 42    Chief Executive Officer, and     1995 - present
                                 Chairman

Pamela Fredette            48    President                        1999 - present

Robert M. Skelton          38    Vice President - Corporate       1996 - present
                                 Development, General
                                 Counsel and Secretary

Walton E. Bell, III        58    Chief Financial Officer and      1998 - present
                                 Treasurer

Information concerning Ms. Fredette is provided under "Proposal I - Election of Two (2) Members of the Board of Directors to Serve for Three Year Terms and Until Their Successors Have Been Duly Elected and Qualified."

Gene Zaino has been a director of the Company since August 1995 and became its Chief Executive Officer and Chairman upon completion of the merger with Netplex in June 1996. From November 1995 through the completion of the merger, Mr. Zaino functioned in the capacity of Chief Executive Officer. Mr. Zaino started his career at KPMG LLP in 1980. He was a founding principal of a subsidiary of Evernet Systems, Inc., which was acquired by Control Data Systems, Inc. in 1993. In January 1994, Mr. Zaino developed the business plan that led to the formation of Netplex. Mr. Zaino is a graduate of the University of Pennsylvania's Wharton School of Business and is a Certified Public Accountant.

Robert M. Skelton joined the Company as its Vice President of Human Resources and General Counsel in September 1996 and became its Secretary in November 1996. From

November 1990 to June 1996, Mr. Skelton served in similar capacities for Central Atlantic Toyota Distributors, Inc. and Quality Port Processors, Inc., subsidiaries of Toyota Motor Sales, USA. From July 1986 through October 1990, Mr. Skelton was an attorney with the law firm of Webster, Chamberlain & Bean in Washington D.C. Mr. Skelton holds a Bachelor of Arts in Political Science and Modern Language from Union College and a Juris Doctor from George Washington University. Mr. Skelton is an attorney and a member of the District of Columbia, Maryland, and Virginia Bars.

Walton E. Bell, III joined the Company in June 1998 as its Chief Financial Officer and became its Treasurer in August 1998. Prior thereto, he was the Chief Financial Officer of Boat US from 1995 to 1998. Prior thereto, Mr. Bell was the Chief Financial Officer of A.J. Dwoskin & Associates, Inc. from 1993 to 1995. From 1987 to 1993, Mr. Bell was the Chief Executive Officer of Sector Technology, Inc. Mr. Bell also spent 22 years with Arthur Andersen (from 1966 to 1987) achieving partner status and establishing a microcomputer-consulting group. Mr. Bell holds a Bachelor of Science Degree in Accounting from Abilene Christian College in Abilene, Texas, and is a Certified Public Accountant.

Certain Related Transactions

In January 1997 the Company loaned $150,000 to Mr. Zaino, its chief executive officer, for relocation expenses. The loan bears interest at 8% per annum. The note and accrued interest were paid in January 2000.

In April 2000 the Company loaned $120,000 to Mr. Skelton, its Secretary and General Counsel. The loan bears an interest rate of 6.6% per annum. One-half of the principal amount must be repaid by December 31, 2000, and the balance by December 31, 2001.

Mr. Lindauer, is a director of the Company and the President, Chief Executive Officer and Director of Waterside Capital Corporation ("WTC"), the holder of the Company's Class C preferred shares. On January 28, 1999, WTC lent the Company $800,000 under a subordinated note. On December15, 1999 the subordinated note was exchanged for an increase in the number of shares that the Company's Class C Convertible Preferred Stock is convertible into.

The Company paid $45,064 in 1999, $23,756 in 1998 and $28,800 in 1997 for
accounting, tax and consulting services to an accounting firm, in which Mr. Goldstein, a director of the Company, is a partner.

Committees

     The Company has the following standing committees: an Audit Committee, a Compensation Committee and a Stock Option Committee. The Company does not have a Nominating Committee. The functions normally performed by a Nominating Committee are performed by the Board of Directors. The Board will not consider nominations from security holders. The Audit Committee is comprised of Richard Goldstein and J. Alan

Lindauer and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is comprised of Richard Goldstein and Steven Hanau, recommends to the Board of Directors compensation for the Company's Chief Executive Officer and other executive officers. The Stock Option Committee administers the Company's 1992 Incentive and Nonqualified Stock Option Plan and its 1995 Stock Option Plan for Consultants. The members of the Stock Option Committee are Steven Hanau and Richard Goldstein. Messrs. Hanau, Goldstein and Lindauer are independent directors.

     During the fiscal year ended December 31, 1999, the Board of Directors, the Compensation Committee, the Stock Option Committee and the Audit Committee each held four meetings. Each of the directors attended no less than 75% of the meetings of the Board of Directors and each committee to which such director was assigned. From time to time, the Board acted by unanimous written consent pursuant to the laws of the State of New York.

Compensation of Directors and Executive Officers

  Members of the Board of Directors are not paid to attend meetings; however, each member receives 15,000 options to purchase the Common Stock when the member is first elected to the Board. Beginning in 1999, each member who serves for more than two years will receive an additional 10,000 options for each year of service beyond two years. To date, options to purchase 120,000 shares at exercise prices ranging from $1.06 to $3.56 per share have been granted to Directors. In February 2000, each outside director received a bonus of $10,000.

  The following table sets forth, for the fiscal years indicated, all compensation the Company paid to Gene Zaino, Chief Executive Officer; Pamela Fredette, President; Robert M. Skelton, Vice President - Corporate Development, General Counsel and Secretary; and Walton Bell III, Chief Financial Officer. The Company had no other executive officers, whose salary and bonus exceeded $100,000 for the year ended December 31, 1999.

Summary Compensation Table

                                                                 Long-Term
                                                                Compensation
                                         Annual Compensation       Awards
                                                                -------------
                                                                 Securities
                                  Fiscal                         Underlying      All Other
Name and Principal Position        Year        Salary($)         Options(#)    Compensation($)
---------------------------       -------      ---------        -------------  ---------------
Gene Zaino, Chief Executive         1999        $744,537            7,500          $13,000
 Officer(1)
                                    1998        $140,747                           $15,000
                                    1997        $130,000          600,000 (3)      $ 4,563

Pamela Fredette, President (2)      1999        $119,683          365,000          $   704
Robert Skelton, Secretary           1999        $119,990                           $ 3,000

                                    1998        $101,988           15,000          $11,000

                                    1997        $100,000           70,000 (3)      $ 2,903
Walton Bell III, Chief              1999        $112,000          110,000
 Financial Officer

_______________________

(1) Mr. Zaino is employed under an employment agreement pursuant to which as of January 1, 2000, he is paid a base salary of $275,000. As of January 1, 1999, Mr. Zaino received a base salary of $163,000, and effective upon signing of his employment agreement, as of June 7, 1999, he received a base salary of $225,000. See "Compensation of Directors and Executive Officers -- Employment and Related Agreements." Mr. Zaino received a bonus approved by the Board in January 2000 of $545,902, the net proceeds of which were
     used to repay the loan from the Company.   The bonus was accrued in 1999.

(2) Ms. Fredette is employed under an employment agreement pursuant to which she is paid a base salary of $225,000. See "Compensation of Directors and Executive Officers -- Employment and Related Agreements." Ms. Fredette received a bonus of $50,000 in January 2000, which was accrued in 1999.

(3) Options to purchase 600,000 shares, issued to Mr. Zaino in 1995 under the Company's 1992 Incentive and Nonqualified Stock Option Plan ("the Plan"), were canceled in December 1997 and replaced by options to purchase 600,000 shares at a lower exercise price. None of Mr. Zaino's options have been exercised and 600,000 are vested as of December 31, 1999. Options to purchase 70,000 shares granted to Mr. Skelton in 1996 and 1997 under the Plan were canceled in December 1997 and replaced by options to purchase 70,000 shares at a lower exercise price. None of Mr. Skelton's options have been exercised and 70,000 shares are vested as of December 31, 1999.

Aggregated Option Exercises and Fiscal Year-end Option Values


                             Number of Securities

                                       Underlying                Value of Unexercised In-The-Money
                                 Unexercised Options at                     Options at
                                  December 31, 1999(1)                 December 31, 1999($)(1)
         Name                     ---------------------                -----------------------
         ----                         Exercisable/                Exercisable/              Unexercisable
                                      ------------                ------------              -------------
                                      Unexercisable
                                      -------------
Gene Zaino                        615,000        7,500              $6,209,550                $   62,100
Pamela  Fredette                   25,000      340,000              $  203,250                $3,138,350
Robert Skelton                     70,000       15,000              $  711,200                $  149,700
Walton E. Bell III                 33,333       76,667              $  326,184                $  752,178

______________
(1) At December 31, 1999 the closing price of the Company's Common Stock on the Nasdaq SmallCap Market was $11.13.

Employment and Related Agreements

     Mr. Zaino is employed under an employment agreement through June 2002 pursuant to which he is currently paid a base salary of $275,000 per annum. Mr. Zaino is also entitled to receive an annual bonus based on the financial and operating performance of the Company. The Board approved and determined to grant Mr. Zaino additional compensation in the form of annual cash incentive compensation. In January 2000, Mr. Zaino received annual cash incentive compensation of $545,902. This bonus was accrued in 1999. In addition, pursuant to his employment agreement, Mr. Zaino may also receive an annual bonus at the sole discretion of the Board, based upon the financial and operating performance of the Company, which shall not exceed 60% of base salary.

     The Company has and is the beneficiary under a key-person life insurance policy for $2 million on Mr. Zaino.

     Ms. Fredette is employed under an employment agreement through May 2002 pursuant to which she is currently paid a base salary of $225,000 per annum. Ms. Fredette is also entitled to receive an annual bonus based on the financial and operating performance of the Company. In addition, pursuant to her employment agreement, Ms. Fredette may also receive an annual bonus at the sole discretion of the Board.

     The Company has and is the beneficiary under a key-person life insurance policy for $1 million on Ms. Fredette.

Report Of The Compensation Committee

          Overall Policy
          The Board of Directors of the Company establishes the overall goals and objectives of the Company and the policies to be followed in pursuing those goals and objectives, including the selection of necessary key management personnel, and auditing the performance of those personnel. The major responsibility for assisting in satisfying the compensatory aspect of the overall supervisory duty of the Board rests with the

Compensation Committee. The membership of the Compensation Committee (collectively the "Committee") is composed of independent non-employee directors who do not participate in any executive compensation plan. In order to achieve the overall goals and objectives of the Company, and recognizing the interest of the shareholders in that achievement, the Committee has developed and maintains an executive compensation policy based on a philosophy that links executive compensation to individual and corporate performance, and return to shareholders. This policy enables the Company to attract and retain highly motivated executive personnel of outstanding ability and initiative, and creates an identity of interests between executives and the Company's shareholders. The Company's executive compensation plan consists of basic cash compensation, the opportunity for annual cash incentive compensation, based on individual and corporate performance, and continuing stock-based compensation, geared to corporate performance. The Committee administers the Company's cash incentive compensation policy and also comprises the Company's Stock Option Committee, which administers the provisions of the stock-based compensation plan. The Committee takes various factors into consideration when establishing and reviewing executive compensation. There follows an explanation of general principles governing basic cash compensation, annual cash incentive compensation, stock-based incentive compensation and the factors considered in establishing basic cash compensation for 1999.

     Basic Cash Compensation

     The Committee, in determining basic cash compensation of the executive officers of the Company, considers corporate profitability, financial condition and the planned compensation budget for the Company. The Committee also considers the performance and compensation levels of other companies as more fully set forth under the caption "1999 Compensation". The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on compensation fair to the Company, its shareholders and its executive officers. Under an executive employment agreement, the basic cash compensation of Mr. Zaino and Ms. Fredette is no less than $275,000 and $225,000 per year.

     Annual Cash Incentive Compensation

     In addition to basic cash compensation, the Committee, has developed an informal annual cash incentive compensation policy, which is based on corporate profitability, financial condition, the planned compensation budget for the Company and subjective appraisal by the Committee, with the advice of the President, of the executive officer's performance. The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on incentive compensation that is fair to the Company, its shareholders and its executive officers. All four of the current executive officers of the Company are considered by the Committee to have responsibilities that directly affect corporate performance and profitability and, accordingly, are currently eligible to receive cash incentive compensation. Specific awards are chosen annually by the Committee. To date, the Committee has not awarded cash incentive compensation, except as set forth above. Cash incentive compensation paid to those executive officers named in the Summary Compensation Table is reflected in the Table under the caption "Salary."

Stock-Based Incentive Compensation

     The 1992 Incentive and Nonqualified Stock Option Plan and the 1995 Stock Option Plan for Consultants are designed to create a common interest between key employees, including executive officers, consultants and shareholders on a long-term basis. Its purpose is to encourage participants to maintain and increase their proprietary interests as shareholders in the Company and to benefit from the long-term performance of the Company. The Committee believes that a close linking of shareholder and key employee interests through the grant of stock options is important to the continuing success of the Company because stock options have no realizable value unless the price of the Common Stock increases. The exercise price of the stock options equals the market price of the Common Stock on the date of grant and the options have a ten year life. The Plan is administered by the Committee, which comprises the Company's Stock Option Committee. The Committee employs the same principles with respect to stock-based incentive compensation as it does with respect to grants of cash incentive compensation.

     1999 Compensation

     The Committee, in determining the 1999 basic cash compensation of the executive officers of the Company, considered the factors described in this Report. Gene Zaino is Chairman of the Board and Chief Executive Officer of the Company and, as such, has the ultimate management responsibility for the strategic direction, performance, operating results and financial condition of the Company, and the execution of corporate policies and procedures. In 1998, Ms. Fredette served as President, Robert M. Skelton served as Vice President-- Corporate Development, General Counsel and Secretary and Walton E. Bell, III served as Chief Financial Officer and Treasurer. As of January 1, 1999, the 1999 basic cash compensation of Mr. Zaino was $163,000 pursuant to his employment agreement with the Company. Effective upon signing of a new employment agreement, as of June 7, 1999, Mr. Zaino's basic cash compensation was increased to $225,000, and as of January 1, 2000, pursuant to his employment agreement, Mr. Zaino receives a base salary of $275,000. In determining the basic cash compensation of Messrs. Zaino, Skelton and Bell and Ms. Fredette, the Committee considered the Company's earnings and other indicia of the Company's financial performance and comparable information for other companies in the Company's peer group. Further, the Committee was aware that no cash incentive compensation payments to such executive officers would be made in 1999 attributable to 1998 performance under the Committee's annual cash incentive compensation policy and of the extent to which outstanding performance-based options under the 1992 Incentive and Nonqualified Stock Option Plan would become exercisable in 1999. In determining the 1999 cash and stock-based incentive compensation for Messrs. Zaino, Skelton and Bell and Ms. Fredette, the

Committee considered the 1999 earnings of the Company, other indicia of the Company's financial performance and comparable information for other companies in the Company's peer group. The Committee did not award any cash or stock-based incentive compensation to executive officers for 1999 performance, except as noted above.


                                   /s/ THE COMPENSATION COMMITTEE

                                   Richard Goldstein
                                   Steven Hanau


Performance Graph

                                                        Per $100
               ntpl          nasdaq        h&p tech                      NTPL         Nasdaq        Chase H&Q Tech.
Dec-94         4.25          751.96          538.63         Dec-94       $100.00      $100.00          $100.00
Dec-95        2.625         1052.13          803.01         Dec-95       $ 61.76      $139.92          $149.08
Dec-96         3.25         1291.03          996.67         Dec-96       $ 76.47      $171.69          $185.04
Dec-97       0.9375         1570.35         1164.75         Dec-97       $ 22.06      $208.83          $216.24
Dec-98       1.0625         2192.69         1809.97         Dec-98       $ 25.00      $291.60          $336.03
             ----------------------
Dec-99       11.125         4069.31         4034.92         Dec-99       $261.76      $541.16          $749.11
             ----------------------

multiplier 23.52941        0.132986        0.185656

The above graph demonstrates a comparison of cumulative total returns based upon an initial investment of $100.00 in the Company's Common Stock as compared with the Chase Hambrecht & Quist Technology Index and the Nasdaq Stock Market-U.S. Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company's relative stock price on December 30, 1994, December 29, 1995, December 31, 1996, December 31, 1997, December 31, 1998, and December 31, 1999.

THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE 'SOLICITING MATERIAL' OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

Auditors

     For the year ending December 31, 1999, Grant Thornton LLP, independent certified public accountants, examined the financial statements of the Company. The Company is proposing that the shareholders ratify the selection of Grant Thornton LLP as the Company's auditors for the year ending December 31, 1999, and that the shareholders approve the appointment of Grant Thornton LLP as the Company's auditors for the year ending December 31, 2000.

     During 1999, there were no disagreements between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement and to respond to appropriate questions from shareholders.

     As reported on the Company's Form 8-K filed May 21, 1999, on May 14, 1999, KPMG LLP resigned as the Company's independent accountants. According to the Form 8-K, the reports of KPMG LLP on the financial statements for each of the Company's fiscal years ended December 31, 1998 and 1997 did not contain adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, the Form 8-K stated that in connection with the audits of the Company's consolidated financial statements for each of the two fiscal years ended December 31, 1998 and 1997, and in the interim period subsequent to December 31, 1998, preceding the date of KPMG's resignation, there were no "disagreements" with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which "disagreement" if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the matter in their report.

     As provided by the Company's Form 8-K filed June 2, 1999 (and exhibits thereto), by letter purported to be dated May 13, 1999, delivered to the Company's audit committee by facsimile on May 21, 1999, KPMG advised the Company that KPMG believed that there was a matter involving the Company's internal control structure and its operation that KPMG considered to be a reportable condition under standards established by The American Institute of Certified Public Accountants ("reportable condition"). In the letter dated May 13, 1999, and an ensuing letter addressed to the Securities and Exchange Commission in response to the Company's Item 4 disclosures set forth in the Form 8-K filed May 21, 1999 (such letters filed as Exhibits 16.1 and 16.2, respectively, to the Form 8-K filed June 2, 1999), KPMG stated that the matter referred to a lack of an adequate system of financial reporting, and more specifically, indicated that: (i) during KPMG's audit of the Company's 1998 financial statements KPMG noted that the Company had to seek extensions on several of its required filings with the Securities and Exchange Commission and that the Company had to amend the Forms 10-Q previously filed for the first three quarters of 1998; (ii) KPMG believed that the Company's system of financial reporting was not adequate to enable the Company to report accurate and timely financial information; (iii) KPMG believed that the Company's process for accumulating financial data did not provide management with sufficient time to evaluate the data in an effort to ensure accurate financial reporting, nor to enable the Company to meet financial reporting deadlines in a timely manner; and (iv) KPMG believed that the Company's system of financial reporting did not include a periodic process of evaluating the Company's financial reporting policies in light of significant events or changes in circumstances which might impact those policies.

     As set forth in the Company's Form 8-K filed June 2, 1999, the Company disagreed with KPMG's assertion of a "reportable condition" and furthermore, the Company was of the view that the "reportable condition" described in KPMG's letter did not rise to the level of a "reportable event" as defined in Item 304 of Regulation S-K. Because KPMG resigned before the Company received either letter, neither the Company or its audit committee had an opportunity to discuss the matters with KPMG.

     The reports of the Company's principal accountants on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with its audits for the two most recent fiscal years, there have been no disagreements with the Company's principal accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Company's principal accountants would have caused them to make reference thereto in their report on the financial statements for such years.

          The Company engaged the firm of Grant Thornton, LLP, as of November 13, 1999, to act as the Company's independent accountants. The engagement of Grant Thornton, LLP was approved by the Company's audit committee and Board of Directors. The Company authorized KPMG LLP to respond fully to any inquiries of Grant Thornton, LLP. The Company has not consulted with Grant Thornton LLP regarding the application of accounting principles as to a specified transaction or the type of opinion that might be rendered on the Company's financial statements or any matter that was either the subject of a disagreement or a reportable event prior to their engagement as the Company's independent accountants.

PROPOSAL I - ELECTION OF TWO (2) MEMBERS OF THE BOARD OF DIRECTORS TO SERVE FOR THREE YEAR TERMS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

     At the Meeting, two of the six directors of the Company will be elected by the shareholders to serve for three year terms, or until their successors are duly elected and qualify. Unless otherwise specified, all Proxies received will be voted in favor of the election of J. Alan Lindauer, and Pamela Fredette. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, no substitute candidate will be selected and the Proxies will be voted only in favor of those nominees still standing for election. The following table sets forth the ages of the nominees for director and the positions they currently hold with the
Company:

Name                            Age          Class         Position         Director Since
----                            ---          -----         --------         --------------
J. Alan Lindauer*                60                        Director              1998

Pamela Fredette                  48         President and Director               1999

________________________

* Mr. Lindauer has been nominated pursuant to the 1998 Private Placement Agreement with Waterside Capital Corporation.


     J. Alan Lindauer became a director of the Company in November 1998. Mr. Lindauer has also been serving as a director of Waterside Capital Corporation since July 1993 and was named as its President and Chief Executive Officer in March 1994. Mr. Lindauer has also served as President of JTL, Inc., since 1986. Also since 1986, Mr. Lindauer has served as a director of Commerce Bank of Virginia. In 1963, Mr. Lindauer started Minute-Man Fuels and managed the Company until 1985. Mr. Lindauer holds a Bachelor of Business Administration in Accounting and a Master of Business Administration from Old Dominion University. He is a Certified Management Consultant.

     Pamela Fredette is currently the President of the Company and became a director of the Company in 1999. Ms. Fredette was the President of Computer Horizon's solutions group, Horizon Consulting, Inc. from December 1995 through January 1999. Ms. Fredette joined Horizons Consulting in 1993 as a practice director, and was soon promoted to Vice President and then Senior Vice President of Solutions Operations. Prior thereto, Ms. Fredette was the founder and owner of two consulting companies, and she has also held management positions for International Paper Company and Prudential Insurance Company. Ms. Fredette received a bachelor's degree in Liberal Arts from

Rutgers University and a master's degree in Computer Science from New Jersey Institute of Technology.

Vote Required

     Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Broker non-votes and proxies marked "abstain" will be counted towards a quorum but are not considered votes cast in the election of directors.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.


PROPOSAL II - TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 SHARES TO 100,000,000 SHARES.

     The Board of Directors is requesting stockholder approval of an amendment to Article Fourth of the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 40,000,000 to 100,000,000 shares (the "Charter Amendment"). As of the Record Date, ________ shares of the Company's Common Stock were issued and outstanding. In addition, the Company has reserved for issuance (i) ________ shares of the Company's Common Stock, all of which shares have been reserved pursuant to the 1992 Incentive and Nonqualified Stock Option Plan, and (ii) 800,000 shares of the Company's Common Stock, all of which shares have been reserved pursuant to the 1995 Stock Option Plan for Consultants. The Board of Directors has determined that it is advisable and in the best interests of the Company to have additional shares of Common Stock available for issuance. The Board of Directors believes that the proposed increase in the number of shares of Common Stock authorized for issuance is desirable because such an increase will enhance the Company's flexibility in connection with possible future actions by the Company, such as stock splits, stock dividends, financings, acquisitions or actions for other corporate purposes. The Board of Directors does not have any current plans or proposals to issue any portion of the shares to be authorized pursuant to the Charter Amendment. The Board of Directors has approved the adoption of the Charter Amendment, subject to stockholder approval at the Meeting.

     If the Charter Amendment is adopted, the additional shares of Common Stock authorized for issuance as a result of such amendment may be issued by direction of the Board of Directors at such times, in such amounts, for such consideration, and upon such terms as the Board of Directors may determine, without further approval of the stockholders, unless in any specific instances such approval is expressly required by regulatory agencies or otherwise. Approval of the Charter Amendment by the stockholders could have an anti-takeover effect, because additional shares of Common

Stock could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. While it may be deemed to have potential anti-takeover effects, the proposed Charter Amendment is not prompted by any specific effort or takeover threat currently perceived by management, and management does not presently intend to propose other anti-takeover measures. Additional shares could be issued by the Company to persons who might side with the Board of Directors in opposing a takeover bid that the Board determines is not in the best interests of the Company and its stockholders. Such an issuance could diminish the voting power of existing stockholders who favor a change in control, and the ability to issue the shares could discourage an attempt by another person or entity to acquire control of the Company since the issuance of new shares of Common Stock could be used to dilute the stock ownership of such person or entity. The Board of Directors believes that the Charter Amendment would enable the Board of Directors to use its discretion to protect stockholder value.

     In addition, the issuance of additional shares of Common Stock would dilute the existing stockholders' equity interest in the Company. Stockholders of the Company have no preemptive rights to purchase additional shares. The Board of Directors would carefully consider the potential benefits and detriments should it contemplate any dilutive issuance of stock.

Vote Required

     The affirmative vote of at least a majority of the shares of Common Stock entitled to vote on this proposal at the Meeting cast, in person or by proxy, is required for approval of the Charter Amendment. Broker non-votes and proxies marked "abstain" with respect to this proposal will be counted towards a quorum but are not considered votes cast.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCREASE IN THE NUMBER OF AUTHORIZED COMMON STOCK FROM 40,000,000 SHARES TO 100,000,000 SHARES.


PROPOSAL III -- TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDED DECEMBER 31, 1999, AND TO APPROVE THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

     The management of the Company selected Grant Thornton LLP as the Company's independent auditors to audit the books, records and accounts of the Company for the fiscal year ended December 31, 1999. In addition, the Company has selected Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

     The affirmative vote of the holders of a majority of the Company's Common Stock represented and voting at the Meeting will ratify the selection of Grant Thornton LLP for the fiscal year ended December 31, 1999 and approve and ratify the selection of Grant Thornton LLP for the fiscal year ending December 31, 2000.

     A representative of Grant Thornton LLP is expected to be present at the Meeting. The representative will have the opportunity to make a statement and will be available to answer questions from stockholders.

Vote Required

     The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the ratification and approval of Grant Thornton LLP as the Company's independent auditors for the fiscal years ending December 31, 1999 and 2000. Broker non-votes and proxies marked "abstain" with respect to this proposal will be counted towards a quorum but are not considered votes cast.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDED DECEMBER 31, 1999 AND APPROVING AND RATIFYING THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.


     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of change in ownership of Common Stock of the Company.
The same persons are also required by Commission regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year ended December 31, 1999, compliance was made with all Section 16(a) filing requirements applicable to the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities.

                             SHAREHOLDER PROPOSALS

     From time to time, shareholders of the Company submit proposals which they believe should be voted upon at a meeting of shareholders or nominate persons for election to the Board of Directors. The persons named in the accompanying Proxy shall vote in their discretion with respect to any matter that may properly be brought before the Meeting.

     Pursuant to applicable rules under the Exchange Act, shareholder proposals may be eligible for inclusion in the Company's 2001 Proxy Statement. Any such shareholder proposals must be submitted in writing to the Secretary of the Company no later than January 23, 2001. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regards to the detailed requirements of such securities rules. It is suggested that proposals be forwarded by certified mail, return receipt requested.

     Shares of Common Stock represented by Proxies held by persons designated by the Board of Directors shall vote in their discretion with respect to any matter that may properly be brought before the 2001 Annual Meeting about which notice was not received by the Company on or before April 9, 2001 unless the Company announces another date.

                                 OTHER MATTERS

     At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the Meeting. If other matters come before the Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

                                 ANNUAL REPORT

          All shareholders of record as of May 12, 2000 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. The Form 10-K contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1999.



                              By Order of the Board of Directors,


                              Robert M. Skelton
                              Secretary
Dated: May 19, 2000

                              FORM OF PROXY CARD
                              ------------------


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR
             DIRECTORS LISTED BELOW AND "FOR" PROPOSALS 2 THROUGH 4


1. The election of two (2) members of the Board of Directors of the persons listed below to serve for three year terms or until their successors have been duly elected and qualified:

     FOR all nominees listed       WITHHOLD AUTHORITY
     Below (except as marked       to vote for all nominees
     To the contrary below)        listed below

Nominees:,
Pamela Fredette and J. Alan Lindauer

(Instruction: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

2. To approve an amendment to the Articles of Incorporation of the Company, as previously amended, to increase the number of authorized shares of common stock of the Company, par value $.001 per share from 40,000,000 shares to 100,000,000 shares;

3. To ratify the selection of Grant Thorton LLP as our auditors for the year ending December 31, 1999 and to approve the selection of Grant Thorton LLP as our auditors for the year ending December 31, 2000;

4. The approval of a proposal to transact such other business as may properly be brought before the Meeting or any adjournment thereof.





SIGNATURE (S) __________________________________________ Date___________________
Please sign exactly as your name appears on the certificate or certificates representing shares to be voted by this proxy. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the signer is a corporation, the full corporate name should be signed by a duly authorized officer.

                   REVOCABLE PROXY - THE NETPLEX GROUP, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints Gene Zaino and Robert Skelton, and each of them, proxies, with full powers of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock, $.001 par value, (the "Common Stock"), of The Netplex Group, Inc. (the "Company" or "Netplex"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") and any adjournment thereof. The Annual Meeting will be held at The Executive Conference Center, 8201 Greensboro Drive, Conference Room 3, McLean, Virginia 22102, on June 30, 2000, at 10:00a.m., local time.

     The shares represented by this proxy will be voted as directed by the undersigned. IF NO INSTRUCTIONS ARE SPECIFIED, THE UNDERSIGNED'S VOTE WILL BE CAST "FOR" THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS PRESENTED AT THE ANNUAL MEETING. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

     The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company wither a written revocation of the proxy or a duly elected proxy bearing a later date, or by appearing at the Annual Meeting and voting the shares subject to the proxy by written ballot.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.